Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust

We consent to the use of our report dated February 24, 2009, incorporated herein by reference, on ING VP International Portfolio, ING VP MidCap Opportunities Portfolio, ING VP SmallCap Opportunities Portfolio, each a series of ING Variable Products Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 28, 2009